Exhibit 23.2

The Board of Directors
Inter-Tel, Incorporated:

     We consent to the references to our firm under the caption "Experts" in the Registration Statement Form S-3 and related Prospectus of Inter-Tel, Incorporated for the registration of 460,851 shares of its common stock and to the incorporation by reference therein of our report dated February 10, 2001, with respect to the consolidated financial statements of Inter-Tel, Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

December 13, 2001